Birch Mountain Resources Ltd.
2002 annual report

1 Contents
2 Letter To Shareholders
6 Management's Discussion & Analysis
13 Financials
14 Auditors' Report
15 Consolidated Balance Sheets
16 Consolidated Statements Of Loss & Deficit
17 Consolidated Statements Of Cash Flow
18 Notes To The Consolidated Financial Statements
35 Directors & Officers, Staff
38 Corporate Information

Letter to Shareholders

While the roadblocks in Birch Mountain's pathway to success over the last few years have at times seemed overpowering, we believe we have turned an uphill corner. And the road ahead is beginning to look smoother, with open vistas of opportunity in several directions.

Birch Mountain began as a precious metals exploration company in 1995. In 2002, we formally established two divisions, Mineral Exploration and Mineral Technology, to differentiate our Precious Metals business and reporting, and we created a new functional area-Industrial Minerals. Our Industrial Minerals Division is vigorously pursuing opportunities arising from our large land position in the Athabasca region, including developing a proposed limestone quarry in the Fort McMurray area to meet local demand for aggregate and lime products. Segregation of the two functional areas will enable the Industrial Minerals Division to advance a straightforward quarry business opportunity with the potential to generate long-term cash flow. The Precious Metals divisions will continue to pursue nanoparticulate metals hosted in sedimentary rock and in tailings produced from oil sands mining, as well as further developing our technology for the analysis and recovery of natural nanoparticulate metals.

We believe this new structure will provide the best blend of two unique opportunities for our shareholdersa business that will provide stable cash flow to underpin share value combined with the upside potential afforded by success in precious metals.

PRECIOUS METALS GROUP

As an outcome of our growing understanding of naturally occurring nanoparticles, Birch Mountain's precious metals work has expanded beyond conventional mineral exploration to include R&D on naturally occurring precious and non-precious metal nanoparticles. We are actively pursuing precious metals contained in oil sands tailings and were awarded a U.S. patent covering processes for the recovery of natural nanoparticles.

Mineral Technology Division
Natural Metal Nanoparticles
Throughout 2002, the Mineral Technology Division continued its work on natural metal nanoparticles. Early in the year, we confirmed our hypothesis that the microparticulate precious metals observed by scanning electron microscope are composed of aggregates of precious metal nanoparticles. By midyear we'd identified platinum and gold-silver precious metal nanoparticles by transmission electron microscope (TEM) imaging and elemental analysis of focused ion beam sections.

In January 2002, Birch Mountain announced an agreement with AuRIC Precious Metals, Inc. (AuRIC), of Victoria, B.C., to purchase a customized fire assay protocol. The agreement with AuRIC included provisions for independent verification tests by third-party qualified persons independent of Birch Mountain and AuRIC. Test criteria included achieving a threshold fire assay grade exceeding 1 gram per tonne of total gold plus platinum group elements (PGEs) on a chain-of-custody sample.

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The first and second phases of the verification test program were completed successfully, leading us to conclude that the customized fire assay method was able to detect gold and PGEs above threshold values in the rocks tested. Although gold and platinum were detected in chain-of-custody samples in the first of two planned refereed verification trials in Canadian laboratories, quantitative measurements for gold and PGEs in standards and samples were inexplicably erratic, meeting neither the criteria for threshold value nor for statistical variance. Precious metals were not detected in the reagent blanks. Limited funds have been a roadblock to continuing further activity on the assay verification program, but we intend to continue our work to develop a customized assay procedure for reliably determining precious metal concentrations in rocks from our Athabasca property.

Oil Sands Tailings
In our September 2002 agreement with Suncor Energy Inc., we acquired the exclusive rights to earn 50% of the precious metals contained in the froth treatment tailings that are produced as a residual by-product of oil sands processing, subject to demonstrating commercial feasibility of precious metals extraction within 5 years. Suncor currently produces about 8,000 tonnes per day of froth treatment tailings, which previous studies have shown to contain trace to anomalous (>10 parts per billion) gold and PGEs by fire assay. Although existing assays of the froth treatment tailings report sub-economic values of precious metals, Birch Mountain believes that precious metals may be present in the froth treatment tailings in concentrations exceeding those determined by conventional fire assay. As with our mineral exploration program, further progress towards recovering precious metals from tailings is contingent upon developing and independently verifying a customized assay procedure, which we intend to actively pursue.

In December 2002, we were awarded U.S. patent number 6,494,392 entitled, "Recovery of Natural Nanoclusters and the Nanoclusters Isolated Thereby", which covers processes for the recovery of natural nanoparticles from geological materials and their processed counterparts. Currently, there is no information supporting the commerciality of the processes covered by the patent and it is uncertain that further research and development will lead to a commercial technology for the recovery of natural nanoparticles.

Mineral Exploration Division
We were not active in precious metals exploration in the field in 2002, mainly because we don't yet have what we believe is a reliable method for deter-

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mining precious metal concentrations in rocks. Our extensive geological, geochemical and geophysical information base for the Athabasca property indicates that there are many areas showing evidence of alteration and microparticulate precious metals. However, to date we haven't been able to show that these areas contain economically significant concentrations of precious metals. As announced in 2002, our future precious metals exploration in Athabasca is contingent on the successful verification of a customized assay procedure.

The discovery of platinum and gold-silver nanoparticles in TEM examinations of precious metal microparticles confirms our earlier hypothesis that the microparticles are made up of aggregates of much smaller nanoparticles. The complex nanoscale textures exhibited by the microparticles suggest that their origin may, to a large part, rely on microbial processes. We have integrated this understanding into our exploration model, the Prairie Gold model, and now believe that potential deposits of this type will be found in areas where there are very sharp changes in the reduction/oxidation (redox) potential along a fluid flow path. This isn't necessarily limited to microbially  mediated redox processes, and could equally be caused by fluid flow across boundaries between rocks of contrasting redox potentials, as has been suggested for the Coronation Hill gold-PGE deposit in Australia.

INDUSTRIAL MINERALS GROUP

To take advantage of market opportunities for the sale of limestone, we formed our Industrial Minerals division in June 2002 and completed a sale of limestone in September. Shortly thereafter, the Company initiated the application process to license a new limestone quarry.

The proposed limestone quarry is on Birch Mountain's mineral leases approximately 60 kilometres north of Fort McMurray, Alberta. This location is central to much of the current and projected future oil sands mining and in-situ bitumen production. The area of the proposed quarry is approximately 400 hectares in size, with a maximum depth of 40 metres.

There is a growing demand for aggregate in the Fort McMurray region. The increasing number of oil sands projects requires large volumes of aggregate for construction and operations. In addition, aggregate is needed for constructing the regional infrastructure to support this development. Most of the area's aggregate needs are presently provided by depleting deposits of low-quality, fluvial/glacial gravel and till. Elsewhere, crushed limestone is commonly used as a viable alternative aggregate source for a wide range of applications including roadbeds, construction aggregate and as the coarse aggregate component of concrete.

As the geological evaluation of the quarry progressed, this past winter's drilling and testing program confirmed there are units of high calcium limestone suitable for producing quicklime. The target Middle Quarry Unit (MQU) was intersected in all holes, with an average thickness of 4.4 metres. Three calcining tests of the MQU yielded an average calcium oxide content of over 93%. The testing laboratory reported that, "The calcined product has very good reactivity characteristics." In addition to the MQU, we identified a unit exposed at surface over a portion of the quarry area that's also suitable for producing quicklime.

Quicklime is used to remove sulphur dioxide (SO2) and other contaminants from the emission stacks

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of power plants and other industrial facilities. There is an expanding market for a local source of quicklime in the Fort McMurray region, because the refining and upgrading of bitumen from oil sands results in the release of SO2. As the number of oil sands plants increases, and as existing plants continue to expand, the need to remove SO2 from their emissions provides a potential business opportunity for Birch Mountain.

Quicklime is also used in water treatment plants to remove heavy metals and other impurities. The extraction of bitumen from oil sands requires large quantities of water. Each oil sands plant has one or more large ponds for the storage of process water, and the water must be treated before it is released to the environment. Consultants familiar with the industry have advised Birch Mountain that water treatment could become an important application for quicklime in northeastern Alberta.

We filed an application with the Alberta government to operate a limestone quarry for aggregate and are currently evaluating the interest of oil sands operators in the region in a local supply of quicklime. If we conclude there is a good business case for such a development, we intend to amend the application for the limestone quarry by increasing the scope of activities and adding the additional facilities to produce quicklime.

We intend to transfer the quarry opportunity into a wholly owned subsidiary, Muskeg Valley Minerals Ltd. At some point, an income trust structure for Muskeg Valley may be a logical evolution for the Company.

As you can see, the recent inroads we've made are substantial. We achieved this progress through the resolve of employees, management, directors and advisors, dedicated people who gave up time and in some cases salaries, but never gave up in the belief that Birch Mountain has many avenues of opportunity for success. My thanks to you and to shareholders for your ongoing support.

/s/Douglas J. Rowe

Douglas J. Rowe,P.Eng.
President & CEO
May 3, 2003

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Management's Discussion and Analysis
Management's Discussion and Analysis describes Birch Mountain's operations and financial results for the year ended December 31, 2002.

Overview

Resumption of trading in the first quarter of 2002, and the start of trading in the U.S. later in the year, were important steps for the Company and it's shareholders. In Precious Metals, Birch Mountain established two operating divisions, Mineral Exploration and Mineral Technology. We continued our work on the properties of metal nanoparticles, confirming the previously hypothesized existence of naturally occurring precious metal nanoparticles. With the discovery of metal nanoparticles in rocks from the Company's property in 2000, the focus of our research has been to understand the properties of metals in this form, and to develop methods for measuring their concentrations in the rock and for their extraction and recovery. Late in 2002, Birch Mountain received a U.S. patent entitled Recovery of Natural Nanoclusters and the Nanoclusters Isolated Thereby. No field exploration for precious metals was done in 2002 while we continued working towards our objective of developing and verifying a customized assay procedure to reliably determining precious metal concentrations in rocks from the Athabasca property.

The Company operates a Mineral Exploration Division, a Mineral Technology Division and an Industrial Minerals Division. Note 14 to the financial statements for 2002 identifies segmented expenditures by operating division.

In 2002, Birch Mountain established an Industrial Minerals Division to take advantage of potential business opportunities arising from the Company's ownership of the rights to mine and market limestone from its Athabasca mineral leases. A sale of limestone, to Suncor Energy Ltd. for $250,000 was announced in September 2002. Following this, a geological appraisal of a potential limestone quarry about 60 kilometres north of Fort McMurray was completed. After consultations with Alberta Environment, in October 2002 Birch Mountain initiated the regulatory process to licence a limestone quarry, issuing a Public Disclosure Document and the Draft Terms of Reference for an Environmental Impact Assessment (EIA). Subsequently we received the Final Terms of Reference and are working to complete the EIA in 2003.

The initial application to Alberta Environment was for a quarry to supply limestone aggregate to the local market for construction and other purposes. However, expressions of interest from the oil sands industry in a local supply of quicklime for use in flue gas desulphurization and water treatment led Birch Mountain to evaluate the

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possibility of producing quicklime from limestone in the proposed quarry. Based on the success of early calcining tests, Birch Mountain undertook a winter drilling program in late 2002 and early 2003, and tested two high calcium limestone units within the proposed quarry. Results of these tests showed that both units are suitable for calcining to produce lime products.

Birch Mountain has virtually no revenue and funding has come primarily from private placements. The Company has incurred operating losses since inception in 1995, and as of December 31, 2002, had a deficit of $25,855,949. Losses are primarily from costs associated with the business of mineral exploration and scientific research. Results of operations have fluctuated from period to period and may continue to do so in the future depending on the timing, amount and type of funding. Additional operating losses are expected in the future as the Company continues its exploration and technology development. However, the Industrial Minerals Division is expected to start generating income from sale of aggregate and lime products once all regulatory requirements for the proposed quarry have been met and the Company has been issued a licence to operate by the Alberta government.

As an exploration stage mining company, Birch Mountain has no assurance that commercially viable precious metal or limestone deposits exist on its mineral properties. The Company is also subject to risks common to companies involved in developing new technologies. In addition, we are subject to the risks associated with business strategy, technological change, the history of operating losses, the need for future capital, competition, patent and proprietary rights, dependence on key personnel and the volatility in trading of our stock.

Registration with the U.S. Securities and Exchange Commission

In September 2000, Birch Mountain filed a Form 20-F Registration with the U.S. Securities and Exchange Commission (SEC). Registration with the SEC enables U.S. broker/dealers to solicit secondary investment in the Company's securities and facilitates investment by U.S. citizens. In addition, registration with the SEC is a prerequisite to an application for listing on a U.S. stock exchange. Birch Mountain is a reporting issuer in the U.S., and filed Form 20-F Annuals with the SEC on June 28, 2001, and June 28, 2002.

Trading in Canada and the U.S.A.

The Company's common shares trade on the TSX Venture Exchange under

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the symbol BMD and began trading April 2, 2002, on the Over The Counter- Bulletin Board (OTC-BB) in the U.S. under the trading symbol BHMNF.

Results of Operations

Costs and Expenses

Total costs in 2002 were $1,170,931 (excluding $976,305 of mineral exploration and industrial mineral costs) down from $1,685,713 (excluding $941,530 of mineral exploration costs) in 2001, and down from $2,171,366 (excluding $1,792,388 in mineral exploration costs) in 2000. Salaries, management fees and benefits of $437,786 increased slightly in 2002 from $428,171 in 2001 and decreased compared to $475,912 in 2000. Expenses in 2002 reflect an increased focus on the industrial mineral potential of the Athabasca leases. Expenses in 2001 and 2000 reflected the increase in laboratory work, the filing of U.S. and international patent applications, and the preparation of assessment filings to hold our Athabasca and Birch Mountain mineral permits. Legal, consulting and staff costs associated with the suspension of trading imposed by the CDNX (now the TSX Venture Exchange) and the independent technical audit required by the Exchange represented a major component of the operating expenses in the first quarter of 2002 and for the years 2001 and 2000. The writing and filing of the Form 20-F Registration with the U.S. Securities and Exchange Commission also added to professional fees in both 2001 and 2000.

Corporate Income

Birch Mountain is engaged in precious metals exploration, technology development related to nanoparticle characterization and extraction from geological sources, and industrial minerals exploration. The Company's main source of income from year to year is interest earned on its term deposits. The interest income over the years has varied with the amount of money in term deposits and has not been a significant component of the Company's ability to operate. Interest and other income in 2002 was $250,986 including the sale of limestone, compared to interest only income of $72,560 in 2001, and $194,504 in 2000.

The Company and its subsidiaries have limited income from production because most properties are still at an exploration stage and technology is still under development. In the past the Company spent about $150,000 per month for management and shareholder services, laboratory analysis, and evaluation of geological samples, travel and other expenses. Outside consulting and legal expenses adds to this, and have run as high as $100,000 per month. In 2002, these expenditures were severely curtailed, as the Company had limited operating funds.

The primary source of cash has been private placements. At December 31, 2002, the working capital was approximately negative $832,000, compared to $75,000 in 2001 and $2.6 million in 2000. Two private placements took place in 2002 for a total amount of $926,705 and only one during 2001 for the amount of $72,500. The Company completed a private placement financing of $2.7 million in January 2000, and the exercise of warrants in April 2000 provided an additional $1.3 million. Existing capital resources are inadequate to maintain operations at the current rate of investment to the end of 2003. A private placement financing was announced April 10, 2003, which would result in the issuance of 5,000,000 units at $0.25. Each unit consisting of one common share and one common share purchase warrant.

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In response to market interest, the total number of units was increased on April 28, 2003, to 6,000,000 units, which, if fully subscribed, would raise $1,500,000. This would provide sufficient funds to eliminate the working capital deficit and provide the required working capital to sustain basic operations to the end of 2003. Project specific financing may be available to advance the limestone/quicklime project.

While Birch Mountain has been successful in raising funds, we believe junior resource companies will continue to have difficulty financing new issues in 2003. As a result, the Company will remain prudent and cautious, preserving our working capital by conducting selective field programs and laboratory work, as well as minimizing general and administrative costs.

The Company has initiated the regulatory approval process to licence a limestone aggregate quarry which, when approved, has the potential to produce stable long-term cash flow. In addition, the opportunity to produce quicklime from the same quarry for sale to oil sands companies is under active consideration.

Precious Metals Exploration Costs

Mineral exploration costs were $863,845 in 2002 and $941,530 in 2001 compared with $1,792,388 in 2000. All exploration in 2002 was focused on the Company's Athabasca mineral properties. In 2001, the focus was on the two prairie gold prospects, with 99% of the exploration expenditures directed to the Athabasca project and the balance to Dawson Bay, and in 2000, 90% was directed to Athabasca.

Mineral Technology Costs

The Company spent $42,514 in 2002, down from $128,068 in 2001 and $160,539 in 2000, on scientific research, primarily the development of proprietary extraction and analytical techniques. There were no similar expenditures on research in previous years. The results of the research led to the filing of U.S. and international patent applications in the spring of 2000. One U.S. patent was received in December 2002.

Industrial Minerals Costs

In 2002, the Company established an Industrial Mineral Division to take advantage of the business opportunity in the market for limestone from its Athabasca leases. This division incurred costs of $112,460 during the year,

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which related to a geological investigation of the proposed limestone quarry, initial drilling and filing for environmental approvals. A sale of limestone for $250,000 occurred in September of 2002.

Additional financing may not be available when needed, or if available, it may not be on terms that are acceptable to us. To the extent that the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to stockholders will result.

Common Shares of Marum Resources Inc. and Shear Minerals Ltd. were accepted in 2001 as the option payment under an agreement for these two companies to earn an interest in the Company's Birch Mountain properties by expending certain amounts on exploration. The Marum and Shear shares were subsequently sold in 2003. Tahera Corporation shares, which were accepted as a settlement of debt, were sold during 2001. The Company only invests in bank guaranteed certificates of deposit, and consequently, no material loss from marketable security instruments are expected and the Company believes that interest rate exposure is limited. Birch Mountain does not use derivative instruments.

Landholdings

Birch Mountain's Alberta mineral properties are held as either metallic and industrial mineral permits or leases that are issued by the Alberta government. Mineral permits have a non-renewable 10-year term, subject to escalating bi-annual mineral assessment expenditure requirements ranging from $5.00-$15.00 per hectare. Mineral leases have a renewable 15-year term, subject to payment of an annual rent of $3.50 per hectare. In Alberta, mineral permits held in good standing may be converted to mineral leases any time prior to the expiry of their 10-year term.

In August 2002, the Alberta Department of Energy notified Birch Mountain that it had accepted the April 2002 assessment filing of $5.15 million in exploration expenditures for the Athabasca and Birch Mountains mineral properties. The assessment expenditures were applied to 55 minerals permits covering 360,675 hectares (861,900 acres). Additional assessment-eligible work has been completed and will be available for future assessment filings. A number of Birch Mountain's Athabasca mineral permits reached the end of their 10-year term in 2002 and lapsed, reducing Birch Mountain's Athabasca mineral property by 348,800 hectares (861,900 acres).

Total landholdings under mineral leases and permits at December 31st

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In 2003, additional mineral permits will reach their full 10-year term. Birch Mountain plans to convert certain of these to mineral leases prior to their expiry to preserve mineral rights in areas believed to be prospective for precious metals and industrial minerals.

Birch Mountain maintains its core exploration lands in Athabasca comprising 49,233 hectares (121,657 acres) under mineral leases, requiring a net annual lease rental payment of $132,571, and 277,099 hectares (684,725 acres) held under mineral permits. Under an agreement announced September 26, 2002, Suncor Energy Inc. pays the annual rental on six mineral leases. In December 2002, Birch Mountain acquired an interest in a mineral lease located immediately east and south of the proposed limestone quarry in Township 94-10W4.

Birch Mountain's wholly owned subsidiary, Dawson Bay Minerals Inc., announced April 22, 2002, it had elected to allow Special Exploration Permit 99-1, covering 9,784 hectares near Dawson Bay, Manitoba, to lapse. Birch Mountain no longer holds any mineral interests in Manitoba, the Yukon Territory or Indonesia.

Corporate Organization

The wholly owned subsidiary Muskeg Valley Minerals Ltd. has been incorporated under the laws of Alberta with the intent that the limestone rights to the proposed quarry will be assigned to it.

Dawson Bay Minerals Inc. is a wholly owned subsidiary of Birch Mountain Resources Ltd., and was incorporated to hold the Special Exploration Permits in Manitoba. Dawson Bay Minerals is inactive at this time. Danfort Development Limited, is owned by Rockyview Development Ltd. that in turn, is a wholly owned subsidiary of Birch Mountain Resources Ltd. Rockyview Development and Danfort Development are registered in the British Virgin Islands. All BVI subsidiary companies are inactive.

Safety Health and Environmental Management

Birch Mountain has implemented a formal policy with respect to the safety, health and environmental aspects of our business activities. The Board of Directors receives reports on safety, health and environment from management regularly at Board meetings.

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Disclosure

The Company is committed to full, fair and timely disclosure of all material events. All published information such as annual reports, news releases and information circulars are approved by the President with input from senior management and the Board of Directors when appropriate. Prior to their release, legal counsel review news releases. E-mail communications concerning the Company's business are restricted to a limited number of management personnel and postings to the Company's website must have prior approval from senior management.

In order to clarify its on-going operations and to address any concerns relating to disclosure, the Company established three operating divisions: Mineral Technology, Mineral Exploration and Industrial Minerals. Birch Mountain's Mineral Technology Division focuses on the Company's research relating to analysis, extraction and recovery of natural metal nanoparticles. The Mineral Exploration Division focuses on exploration of the Company's mineral properties. Mineral technology disclosure will not be linked to any mineral property material to the Company. Disclosure related to mineral exploration will conform fully to all applicable mineral disclosure regulations, policies and Exchange requirements. All work related to limestone aggregate and quicklime is reported by the Industrial Minerals Division.

This annual report contains forward-looking statements that represent management's judgment regarding future events. Forward-looking statements are typically identified by the use of words such as may, will, should, plan, expect, anticipate, intend, estimate and similar terms. Other than historical fact, all statements in this report regarding our financial position, business strategy and plans for the future are forward-looking statements. We cannot guarantee the accuracy of these forward-looking statements, and they may not be updated. Actual results could differ materially from forward-looking statements because of the variety of risks affecting our business.

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Financials

Birch Mountain has included figures for the years ended December 31, 2002, 2001 and 2000 in the Consolidated Statements of Cash Flow and the Consolidated Statements of Deficit and Loss. Tabular information in the Notes to the Consolidated Financial Statements also contain three years of comparative data.

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Consolidated Financial Statements

December 31, 2002 and 2001

To the Shareholders of

Birch Mountain Resources Ltd.

We have audited the consolidated balance sheets of Birch Mountain Resources Ltd. as at December 31, 2002 and 2001 and the consolidated statements of loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta

April 29, 2003

Chartered Accountants

Comments for U.S. Readers

In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when there are substantial uncertainties about the Company's ability to continue as a going concern, as referred to in Note 1 to these consolidated financial statements. Our report to the shareholders dated April 29, 2003, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such matters in the auditors' report when the facts are adequately disclosed in the financial statements.

Calgary, Alberta

April 29, 2003

Chartered Accountants

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Birch Mountain Resources Ltd. As at December 31 Consolidated Balance Sheet The accompanying notes are an integral part of these financial statements
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Birch Mountain Resources Ltd. For the years ended December 31, Consolidated Statements of Loss and Deficit The accompanying notes are an integral part of these financial statements
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Birch Mountain Resources Ltd. For the years ended December 31, Consolidated Statements of Cash Flow The accompanying notes are an integral part of these financial statements
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Birch Mountain Resources Ltd. Notes to the Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000

1. Nature of operations and going concern considerations

Birch Mountain Resources Ltd. (the "Company") is in the process of exploring its mineral leases and permits and has not yet determined whether they contain economically recoverable reserves.

These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles on a going concern basis. This presumes funds will be available to finance ongoing exploration, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future. The Company has incurred a net loss of $1,809,950 during the year ended December 31, 2002 (2001 $2,179,395; 2000 $3,530,628) and as at December 31, 2002, has a deficit of $25,855,949.

The Company is obligated to incur certain levels of expenditures to maintain its rights to continue exploration of certain mineral leases and permits. The Company's ability to continue as a going concern is largely dependent on its success in obtaining sufficient funds to carry out exploration activities on its mineral claims, preserving its interest in the underlying claims, establishing the existence of economically recoverable mineral reserves, achieving successful results from its research efforts and obtaining the financing to complete the development and achieve future profitable production or, alternatively, upon the Company's ability to dispose of its interests on an advantageous basis.

In the past, the Company has been successful in raising funds in the equity market for exploration, research and operating activities, but there is no assurance that it will be able to do so in the future. If future financing efforts do not meet with success, there is substantial doubt about the ability of the

Company to continue as a going concern as it would likely have to dispose of its assets on a less than advantageous basis. These financial statements do not give effect to any adjustments which might be necessary should the Company be unable to continue its operations as a going concern.

2. Significant accounting policies

The consolidated financial statements are expressed in Canadian dollars and are prepared in accordance with accounting principles generally accepted in Canada. These financial statements include the accounts of the Company and its wholly owned subsidiaries, Dawson Bay Minerals Inc., Swift River Minerals Ltd., and Rockyview Development Limited and its subsidiaries. Swift River Minerals Ltd. was voluntarily dissolved on June 30, 2000. Rockyview Development Limited and its subsidiaries have been inactive for the past four years.

(a) Mineral Exploration Costs

During the quarter ended March 31, 2001, the Company adopted the requirements of Accounting Guideline 11, "Enterprises in the Development Stage" (see Note 3). Pursuant to the adoption of this Guideline, commencing January 1, 2001, the Company expenses mineral exploration costs unless the deferral criteria are met and it is probable that they will be recoverable from the future operations of the related project.

Previously, the Company capitalized all of the exploration costs incurred on its mineral properties if exploration was continuing on the property, on the basis that sufficient exploration had not occurred to assess whether the deferred costs would be recovered from a geological resource or reserve.

Leases and permits acquired under option or joint venture agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

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Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

2. Significant accounting policies (continued)

(b) Capital Assets

Capital assets are recorded at cost. Amortization is provided using methods and rates intended to amortize the cost of assets over their estimated useful lives.

(c) Future Income Taxes

The Company has adopted the asset and liability method of accounting for income taxes. Under this method, future income tax liabilities and future income tax assets are recorded based on temporary differences the difference between the carrying amount of an asset or liability in the consolidated balance sheet and its tax basis  at the rate enacted at the date of the balance sheet. At the end of each year, future tax assets and future tax liabilities are reassessed, and any changes in the settlement value are reflected in income.

(d) Stock Options

The Company has adopted the new Canadian Institute of Chartered Accountant's standard for stock based compensation. No compensation costs are recognized upon the granting of options and share capital is credited when options are exercised. The new standard does require additional disclosures including proforma information as if the fair value based method had been used to account for employee options.

(e) Cash and Cash Equivalents

Cash and cash equivalents include balances with banks and short-term investments with maturities of three months or less. Cash subject to restrictions that prevent its use for current purposes is included in restricted cash.

(f) Investments

The investment in marketable securities is recorded at the lower of cost or quoted market value. If market value is less than cost, the unrealized loss is charged to income.

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Birch Mountain Resources Ltd. Notes to the Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000
2. Significant accounting policies (continued)

(g) Flow-through Shares

Under Canadian income tax legislation, corporations are permitted to issue shares whereby the Company agrees to incur qualifying expenditures, as defined under the Canadian Income Tax Act, and renounce the related income tax deductions to the investors. The tax benefits renounced are reflected as a future tax liability and deducted from the proceeds of share capital.

(h) Research Costs

The Company is actively engaged in researching new mineral technology applications. Costs associated with such projects, including patent application costs, are expensed in the period they are incurred.

(i) Per Share Amounts

Earnings per share amounts are computed using the weighted average number of common shares outstanding. On January 1, 2001, the Company adopted the treasury stock method to calculate diluted earnings per share which assumes that any proceeds obtained on the exercise of options and warrants would be used to purchase common shares at the average trading price during the period.

(j) Foreign currency translation

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Translation gains and losses are included in current earnings.

(k) Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include estimates related to the determination of impairment of mineral exploration costs, reclamation obligations and determination of qualifying renouncements. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

3. Adoption of accounting policies

(a) Stock Based Compensation

Effective January 1, 2002 the Company adopted CICA Handbook 3870 "Stock-based Compensation and Other Stock-based Payments", which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The new standard sets out a fair-value based method of accounting that is required for certain, but not all, stock-based transactions.

The new standard permits the Company to continue its existing policy that no compensation cost is recorded on the grant of stock options to employees. Consideration paid by employees on the exercise of stock options is recorded as share capital. However, Handbook 3870 requires additional disclosures for options granted to employees, including disclosure of pro forma earnings and pro forma earnings per share as if the fair-value based accounting method had been used to account for employee stock options (see Note 10).

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Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

3. Adoption of accounting policies (continued)

(b) Per Share Amounts

The Canadian Institute of Chartered Accountants has approved a new standard for the computation, presentation and disclosure of earnings per share amounts. The Company adopted this new standard effective January 1, 2001, and has applied it retroactively to calculate earnings per share. Under the new standard, the treasury stock method is used, instead of the imputed earnings method, to determine the dilutive effect of stock options and other instruments. Under the treasury stock method, only "in the money" dilutive instruments have an impact on the diluted calculations. The effect of stock options and warrants on the per share amounts for the years presented are anti-dilutive as their inclusion would reduce the loss per share; therefore, diluted amounts are not presented.

(c) Mineral Exploration Costs

In March 2000, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) issued Accounting Guideline 11 "Enterprises in the Development Stage" (AcG-11). The Guideline was effective for fiscal periods beginning on or after April 1, 2000. Under AcG-11, all deferred resource property expenditures are reviewed, on a property-by-property basis, to assess their recoverability. When the carrying value of a property exceeds its net recoverable amount (net recoverable amounts are estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitment or the Company's assessment of a property's realizable value), a provision is made for the impairment in value. Prior to the adoption of this guideline, mineral leases and permits were recorded at cost. Cost included cash consideration and the market value of shares issued, if any. All direct and indirect acquisition and exploration expenditures were capitalized and deferred until the leases and permits to which they related were placed into production, sold, allowed to lapse, or abandoned. These costs were to be amortized over the estimated useful lives of the leases and permits following the care sold, allowed to lapse, or abandoned. The Company assessed the carrying value of these mineral exploration costs annually and then, based on estimates, adjusted the carrying amount for any impairments in value or surrender of permits or leases. The net costs related to abandonment or impairment were charged to earnings.

The Company was aware that there were differing views of how AcG-11 could affect mining companies with respect to deferred mineral exploration costs. Although the Company had, and still continues to hold, sizeable land areas under mineral exploration leases and permits, it adopted AcG-11 and, in the absence of quantifiable evidence of a geological resource or reserve, wrote off its deferred mineral exploration costs. The Company has accounted for this change in

21
Birch Mountain Resources Ltd. Notes to the Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000

3. Adoption of accounting policies (continued)

(c) Mineral Exploration Costs (continued)

accounting policy on a retroactive basis as a cumulative adjustment to increase the opening deficit and reduce the carrying value of mineral exploration costs at January 1, 2001, by $8,338,431. Prior periods have not been restated.

In March 2002, subsequent to the adoption of the accounting policy, the CICA issued Emerging Issues Committee "Accounting by Mining Enterprises for Exploration Costs" (EIC-126) as additional guidance on this matter. Among other things, EIC-126 concluded that a mining enterprise that has not established mineral reserves objectively and, therefore, has no basis for preparing a projection of the estimated future net cash flow from the property is not precluded from capitalizing exploration costs, nor is it obliged to conclude that the capitalized costs have been impaired.

While the Company understands that EIC-126 provides additional clarification and guidance to support its previous policy for accounting for mineral exploration costs, the Company believes the change in accounting policy is appropriate for its circumstances and is consistent with reporting practices followed in the United States. The Company considers its exploration properties to be prospective, and will continue its exploration activities in search of an economic ore body.

4. Cash and cash equivalents

Cash subject to restriction represents an amount on deposit as security for a letter of credit to the government of Manitoba.

5. Investments

Under the terms of an agreement referred to in Note 8, the Company received common shares of Shear Minerals Ltd. and Marum Resources Inc. The market value of these shares upon receipt, and at December 31, 2002 was $20,000. The receipt of those shares resulted in a corresponding $20,000 credit to mineral exploration costs as a cost recovery.

These shares were sold subsequent to the year end for net proceeds approximating $26,700.

22

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

6. Capital assets

7. Accounts payable

Included in accounts payable is $67,083 of loans payable. These loans are unsecured, due on demand and bear interest at an average rate of 7%.

8. Mineral exploration costs

(a) Alberta

Athabasca Region

Although the Company has adopted the policy of expensing mineral exploration costs, it still holds a significant number of mineral rights in the Athabasca and Birch Mountain regions of northern Alberta.

The Company is party to Co-Development Agreements with Syncrude Canada Ltd., Suncor Energy Inc. and Albian Sands Energy Inc. The agreements provide for a cooperative development of the lands and data sharing by bringing together the holder of the oil sands rights and the holder of the metallic and industrial mineral rights.

During 2001, certain lands in the Marguerite River area were designated wildlife preserves under the Special Places 2000 initiative of the Alberta Government. This designation effects only a small portion of the land interests held by the Company, and it is management's opinion that this designation will have a minimal effect on the Company.

At December 31, 2001, the Company's mineral property in the Athabasca region comprised of 83 permits and 27 leases covering 675,316 hectares (1,668,375 acres).

In April 2002, the Company filed its assessment report for $5.15 million of expenditures comprising of direct spending by the Company as well as significant costs incurred by other parties involved with the Company as a result of Co-Development Agreements. Also during the year, certain permits were allowed to lapse thereby reducing the Company's Athabasca mineral property by

23
Birch Mountain Resources Ltd. Notes to the Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000

8. Mineral exploration costs (continued)

(a) Alberta (continued)

approximately 348,000 hectares leaving the Company's land position in this region at 326,000 hectares (806,000 acres) at December 31, 2002.

Based on the amount of land held under lease at December 31, 2002, annual lease payments of approximately $172,000 will be required. Under a 2002 agreement, Suncor Energy Inc. has agreed to pay $39,000 of these lease rentals, covering six mineral leases, until 2014.

In 2002, the Company established an Industrial Minerals Division to take advantage of potential business opportunities arising from the Company's ownership of the rights to mine and market limestone from its Athabasca mineral leases. In September 2002, the Company announced a sale of limestone to Suncor Energy Ltd. for $250,000. Following this, the Company completed a geological appraisal of a potential limestone quarry in the area and is continuing to investigate the establishment of a dual-purpose quarry capable of supplying limestone aggregate and quicklime to the Fort McMurray area.

In December 2002, the Company acquired a 100% undivided interest in a mineral lease located near the limestone property in exchange for a Limestone Royalty of $0.15 per tonne of limestone sold from the proposed quarry.

Birch Mountains Region

At December 31, 2002, the Company's mineral property in the Birch Mountains region comprised of 10 permits covering 92,160 hectares (227,731 acres). Diamond-bearing kimberlite intrusive rocks are the principal exploration target on this property, but the Company has also conducted some preliminary precious metal exploration in this region as well.

The assessment filed in April 2002 was applied to the permits in the Birch Mountains region.

During 2001, the Company entered into an agreement with Shear Minerals Ltd. (Shear) and Marum Resources Inc. (Marum). Under the terms of the agreement, Marum agreed to pay 100,000 of their shares, and Shear agreed to pay 50,000 of their shares, to the Company. These shares were issued to the Company during 2002. Per the agreement, Marum and Shear can earn a total of 30% interest in the diamond rights held by the Company by spending $150,000 on exploration and by completing three drill holes, within the first year of the agreement. Marum and Shear can earn an additional 30% interest in the diamond rights in year two by spending $150,000 on exploration, and another 30% interest in the diamond rights, for a total of 90% interest in the diamond rights, by spending $250,000 on exploration in year three of the agreement. The Company will retain a 10% interest in the project and will hold a 2% gross overriding royalty on diamond production from the property. Marum and Shear may purchase 1% of the gross overriding royalty at any time for a payment of $2,000,000.

(b) Manitoba

The Company's exploration activity in Manitoba was in the Dawson Bay area. The Dawson Bay mineral property is held by Dawson Bay Minerals Inc., a wholly owned subsidiary of Birch Mountain Resources Ltd.

On May 8, 2001 the Company announced that it had relinquished 82,030 hectares (202,614 acres) of special exploration permits in the Dawson Bay area, retaining only one exploration permit covering 9,784 hectares (21,177 acres). During 2002, the Company announced it had elected to let the remaining permit lapse and has no mineral interest in Manitoba.

24

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

(c) Total mineral exploration costs over the years consist of the following:

* The 2000 land lease and permit cost includes $1,400,000 relating to shares issued for mineral permits.

9 . Share capital

The Company is incorporated under the jurisdiction of the Business Corporations Act of Alberta.

(a) Authorized capital

Unlimited number of common voting shares

Unlimited number of preferred shares issuable in series

Unlimited number of non-voting shares

(b) Common shares

25
Birch Mountain Resources Ltd. Notes to the Consolidated Financial Statements For the years ended December 31, 2002, 2001 and 2000

(b) Common shares (continued)

In December 2002, the Company completed a private placement of 2,071,910 units at $0.25 per unit. Of these, 842,000 units were flow through. All units consisted of one common share and one nontransferable share purchase warrant entitling the holder to purchase an additional common share for $0.75 for a period of 16 months after closing.

In June and July 2002, the Company completed two additional private placements of 1,167,367 units at $0.35 per unit. Each unit consisted of one common share plus one nontransferable share purchase warrant entitling the holder to purchase an additional common share for $1.00 for a period of 14 months after closing.

At December 31, 2002, the Company had renounced all of its flow-through commitment and incurred $75,634 of expenditures. The balance of $134,866 of qualifying expenditures has been incurred subsequent to the year end.

During 2001, the Company completed a private placement of 94,156 units at $0.77 per unit, none of which were flow-through units. Each unit consisted of one common share. No commissions were paid in relation to this issue.

At December 31, 2001, the Company had incurred and renounced approximately $1,259,000 of its flow-through commitment of $1,334,000.

During 2001, the Company entered into an agreement with AuRIC Precious Metals Inc. (AuRIC) to purchase rights to a customized fire assay protocol developed by AuRIC. The contract includes provisions for independent, third-party verification tests using a double-blind, chain-of-custody test protocol, the costs of which are to be born by the Company. When the Company is satisfied that AuRIC has met all of the conditions of the agreement, the Company has agreed to purchase the assay protocol from AuRIC for consideration of US $400,000 plus 640,000 common shares of the

Company, 400,000 that will be free trading, and the issuance of which must comply with the applicable laws in Canada and the United States. Independent verification tests conducted to date are inconclusive.

During 2000, the Company entered into an agreement with American Precious Metal (APM) whereby APM will provide introductions to parties who could aid in advancing the determination of precious metals. The Company issued 350,000 shares at $1.40 during the year and were to issue an additional 150,000 shares upon the determination that APM had delivered to Birch a successful assay method, as confirmed by independent tests done in a third-party laboratory. To date, APM has not presented an assay method and, as a result, the Company has not issued any additional shares to APM.

(c) Preferred Shares

An unlimited number of preferred shares may be issued in one or more series, and the directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges and conditions attached to the shares of each series.

(d) Reserved for Issue

Options

The Company has two stock option plans. The original plan was established in 1994 to grant options to directors, officers, employees and consultants of the Company. The plan is administered by the Compensation Committee of the Board of Directors and contains provisions stating that the option period may not exceed 5 years and that the number of common shares issuable on exercise of outstanding stock options may not exceed 10% of the issued and outstanding common shares.

In March 2002, the Board of Directors approved a new stock option plan ("2002 Plan") which was approved by the shareholders at the June 2002

26

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

9 . Share capital (continued)

(d) Reserved for Issue (continued)

annual general and special meeting. The purpose of the 2002 Plan is to afford persons who provided services to the Company, whether directors, officers, consultants or employees, an opportunity to obtain a proprietary interest in the Company through the purchase of common shares and to aid in attracting, retaining and encouraging the continued involvement of such persons with the Company. The number of common shares reserved for issuance pursuant to the exercise of all options under this plan may not exceed 3,392,674. The plan is administered by the Board of Directors who determine to whom options shall be granted including the terms, pricing and vesting of the grants.

The following summarizes information about stock options outstanding as at December 31, 2002 under both plans:

27

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

9. Share capital (continued)

Warrants

In relation to private placements, the Company has the following warrants outstanding:

10. Stock-based compensation

The Company accounts for stock-based compensation using the intrinsic value method. Under this method, no costs are recognized in the financial statements for share options granted to employees or directors when the options are issued at market value. Effective January 1, 2002, Canadian Generally Accepted Accounting Principles require disclosure of the impact on net earnings using the fair value method for stock options issued on or after January 1, 2002. Had the fair value method been used, the Company's net earnings and net earnings per share would have been as follows for the year ended December 31, 2002:

The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Change in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

28

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

11. Continuing obligations

The Company rents premises and equipment under operating leases expiring during the next three years requiring annual payments as follows:

12 Related-party transactions

The Company had the following transactions with related parties:

• Included in shareholder services and promotion are amounts of $9,888 (2001 - $8,288; 2000 - $5,750) paid to a company controlled by the spouse of a director.

• Included in professional fees is $46,614 (2001/2000 - nil) of consulting and legal fees paid to a company owned by an officer.

• Included in professional fees is $61,664 (2001 - $156,050, 2000 - $130,151) of legal fees paid to two firms in which officers are partners.

• Included in accounts payable is $68,763 (2001 - $2,304) relating to these transactions.

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

13. Income taxes

Future income tax assets consist of the following temporary differences:

29

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

At December 31, 2002, the Company has the following deductions available:

• Canadian mining exploration costs and undepreciated capital cost allowance of $14,600,000 (2001 - $13,352,000, 2000 - $12,000,000) which may be carried forward indefinitely;

• Scientific Research and Experimental Development costs of $211,000, which may be carried forward indefinitely; and

• Non-capital loss carry forwards of approximately $2,147,000 will expire as follows:

In addition to the above, the Company has the following deductions available, which have not been reflected in the financial statements:

• Capital losses of $3,500,000 which may be carried forward indefinitely; and

• Investment tax credits of $38,000 available for carry forward to 2005.

13. Income taxes (continued)

The income tax recovery differs from the amount that would be expected by applying the current tax rates for the following reasons:

30

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

14. Segmented information

The Company's principal business segment is the acquisition and exploration of mineral leases and permits. The Company also engages in research of mineral technology and in 2002 established an industrial mineral division to pursue the development of its limestone property. The Company's activities are focused on Western Canada.

15. Financial instruments

The Company, as part of its operations, carries a number of financial instruments. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

The carrying amount of cash, accounts receivable, investments, accounts payable approximates their fair value due to the short-term maturities of these items.

31

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

16. Material differences between Canadian and United States generally accepted accounting principles

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principals (GAAP) in Canada. Significant differences between GAAP in Canada and the United States that would have an effect on these consolidated financial statements are as follows:

(a) The balance of any unspent funds raised under a flow-through arrangement is considered restricted cash under U.S. GAAP and would require separate disclosure on the face of the balance sheet. In addition, such restricted amounts would not be considered cash and cash equivalents for cash flow reporting purposes. The amount of such restricted cash applicable to future flow-through expenditures included in the balance sheet was $135,000 at December 31, 2002 (2001 - $75,000).

(b) Mineral exploration costs are accounted for in accordance with Canadian GAAP as discussed in Note 2. For U.S. GAAP purposes, the Company expenses exploration costs relating to unproven mineral leases and permits as incurred as well as acquisition costs for leases and permits that do not provide for unrestricted exploration. Any write-down of capitalized exploration costs would be considered an operating expense and included in the determination of operating loss for the period in which the write down occurred. For U.S. GAAP cash flow statement purposes, mineral exploration costs would be shown under operating activities rather than under investing activities. With the adoption of the policy for accounting for mineral exploration costs described in Note 3, the Company's treatment of mineral exploration costs is similar to the treatment under U.S. GAAP, resulting in no material differences for 2002 and 2001.

(c) Future income taxes, related to flow-through shares for renunciation of qualified resource expenditures, are treated as a cost of issuing those securities for Canadian GAAP. For U.S. GAAP, these costs are included in the future tax provision.

If these consolidated financial statements were prepared in accordance with US GAAP, the impact on the balance sheets would be as follows:

32

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

16. Material differences between Canadian and United States generally accepted accounting principles (continued)

In addition, the impact on the consolidated statements of loss would be as follows:

For U.S. GAAP purposes, the Company has adopted APB Opinion No.25, Accounting for Stock Issued to Employees (APB 25), to account for stock based compensation to employees and directors using the intrinsic value-based method whereby compensation cost is recorded for the excess, if any, of the quoted market price, at the date granted. As at December 31, 2002, no compensation cost has been required to be recorded for any period under this method, as the option price has been equal to the market price on the date of the grant.

The Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), issued in October 1995, requires the use of the fair value-based method of accounting for stock options. Under this method, compensation cost is measured at the date of grant based on the fair value of options granted and is recognized over the vesting period. These costs were calculated in accordance with the Black-Scholes option pricing model assuming no dividends are paid, annual risk-free interest rate of 4.5% to 5%, expected volatility of 12% to 30% and an expected life of five years.

33

Birch Mountain Resources Ltd.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2002, 2001 and 2000

16. Material differences between Canadian and United States generally accepted accounting principles (continued)

Had the Company adopted SFAS 123 for its U.S. GAAP disclosure, the following net losses would have been reported:

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KERRY E. SULLY, P.Eng.,

President, CGX Energy Inc.

Kerry has been President and CEO of CGX Energy Inc. since March 1999, and was President, CEO and a director of Ranchmen's Resources Ltd. from 1989 to 1995. Kerry is a member of the audit committee.

DOUGLAS J. ROWE, P.Eng.

President & CEO

Co-founder of Birch Mountain Resources Ltd., Doug has been President and CEO since its formation. He founded Brougham Geoquest Ltd. in 1984, and developed innovative exploration technology for oil and minerals. Doug is a member of the compensation committee.

DONALD L. DABBS, M.Sc., P. Ag., P.Biol.

Vice President & CFO

Co-founder of Birch Mountain Resources Ltd., Don has 30 years of consulting experience in environmental management and regulatory applications to provincial and federal governments. He has consulted to major resource developments in western and northern Canada. Don is a member of the audit committee.

JACK CLARK, O.C., Ph.D., P.Eng.

Principal Consultant, C-CORE, Memorial University

Jack is an internationally renowned geotechnical engineer and an innovator in university-industry collaboration. He has held numerous leadership positions, including president of the Geotechnical Society and is a past president of the Centre for Cold Ocean Resources Engineering (C-CORE), which pursues research and advisory services in several areas of advanced technology. Jack provides consulting services to a wide range of government and industry clients in North America.

CHARLES HOPPER, B.A.

Managing Director, Lehman Brothers, Inc.

Charles has 25 years experience in the financial industry. During the past five years at Lehman Brothers, he has been responsible for Private Client Services Asset Management. Charles is a member of the audit committee.

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LANNY K. MCDONALD H.H.F.

Baker Hughes Canada Company

In 1990, after more than 16 years of National Hockey League play, Lanny was with the Calgary Flames as Vice President for ten years. Lanny is now Marketing Director with Baker Hughes Canada. Lanny is chairman of the compensation committee.

HUGH J. ABERCROMBIE, Ph.D., P. Geol.

Vice President, Exploration

Hugh joined Birch Mountain in 1997, from the Geological Survey of Canada where he studied low temperature, metastable geochemical processes and developed the theories underlying the Prairie Gold Model. Since taking on his current position, Hugh has directed Birch Mountain's exploration and technology activities, spearheading efforts to understand the origin and behaviour of natural nanoparticles.

JOHN HOUGHTON, LLB.,

Corporate Secretary

John has practiced law for more than 20 years, and is now in private legal practice in Calgary. John's practice is primarily the identification and resolution of business matters for a variety of public companies and senior private firms. He is Past Chairman of the National Business Law Section for the Canadian Bar Association and the Business Law Subsection of Alberta for the Law Society of Alberta.

SUZANNE LOOV, LLB.,

Assistant Corporate Secretary

Suzanne is a partner in the firm Borden Ladner Gervais LLP and has been practicing corporate and securities law for 8 years. Her practice relates primarily to advising private and public companies on private and public financings, mergers and acquisitions, corporate reorganizations, and continuous disclosure requirements.

GLEN DE PAOLI, M.Sc., P. Geol.

Senior Project Geologist

Glen received a M.Sc. in geology from the University of Calgary in 1994. He was a consultant for 10 years, providing expertise in ore deposits and microanalytical techniques to mineral exploration companies in British Columbia and Alberta, and to the Geological Survey of Canada. Glen is a member of the Calgary Mineral Exploration Group and APEGGA.

KYLA ARDEN, M.Sc.,

Project Geologist

Kyla joined Birch Mountain as a geologist in 1997. She graduated from the University of Manitoba in 1995 with a M.Sc. in geochemistry. She has considerable experience in geological mapping projects and in laboratory analysis, including SEM. Kyla is a member of the Calgary Mineral Exploration Group.

SCOTT R.A. ROSE, M.Sc.,

Project Geologist

Scott joined Birch Mountain in 1999 after receiving an M.Sc. in geology and geochem-istry from the University of Calgary. His research focused on carbonate stratigraphy, geochemistry and basin modeling of strata-bound ore deposits. Scott has national and international field experience in mineral exploration in Canada and South America. Scott is a member of the Calgary Mineral Exploration Group.

36

WILLIAM R. HEMSTOCK, B.Sc.,

Senior Technician

Bill has been with Birch Mountain since its inception as a private company in 1994. He has more than 16 years of mineral exploration experience in managing airborne, waterborne and ground-based geophysical projects. In addition, he spent five years in the project management of forest inventory and preparation of environmental impact statements.

GERALD KOZDIAL, B.Sc.,

Geologist

Gerald, completed his B.Sc in geology at the University of Calgary, in 2002. He has worked with Birch Mountain in the field and laboratory since 1997.

JANE E. QUINN,

Shareholder Services

Jane has been with Birch Mountain since its inception as a private company in 1994. Her previous business experience includes computer operations, office management and administration management for a number of oil and gas, mapping and land companies. Jane is a member of the Prospectors and Developers Association of Canada, the Canadian Institute of Investor Relations and the Calgary Mineral Exploration Group.

Diane MIlot

Records

Diane started with Birch Mountain in May of 1999. Her background of business includes records and office management in the Occupational Health and Safety Industry and, entrepreneurial experience in the construction industry.

37

Head Office

3100 - 205 Fifth Avenue SW
Calgary, Alberta, Canada T2P 2V7
Tel: 403.262.1838
Fax: 403.263.9888

Contacts

Douglas Rowe, President & CEO
Don Dabbs, Vice President and CFO
or Jane Quinn, Shareholder Services
e-mail: jquinn@birchmountain.com
For current information, visit:
www.birchmountain.com

Registrar & Transfer Agent

Computershare Trust Company of Canada

Bankers

Hong Kong Bank of Canada

Auditors

Meyers Norris Penny

Solicitors

Borden Ladner Gervias LLP
Hodgson Russ Andrews Woods & Goodyear
Bereskin & Parr

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